EXHIBIT 99.2

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. ANNOUNCES SUCCESSION PLAN

SOUTHPORT, CONNECTICUT, August 2, 2016--Sturm, Ruger & Company, Inc. (NYSE: RGR) today announced that President & Chief Operating Officer Christopher J. Killoy will succeed Michael O. Fifer as Chief Executive Officer upon Mr. Fifer’s planned retirement at the next Annual Meeting of Shareholders on May 9, 2017. The Board of Directors also voted to increase the number of Directors to nine and elected Mr. Killoy as a Director of the Company, effective immediately. Mr. Fifer will continue to support the Company as Vice Chairman of the Board of Directors after his retirement.

C. Michael Jacobi, Chairman of the Board of Directors, stated, “We have been actively involved in succession planning at all levels of the Company for many years, and this transition plan comes at a time of strength at Ruger given our excellent management team, strong balance sheet, culture of innovative product development and application of continuous improvement methodologies. Chris is the ideal candidate to become just the fourth CEO in the Company’s 67-year history. Chris has a demonstrated track record of success in a wide range of positions at Ruger and other firearm companies over the past 27 years, and he is well qualified to lead our continued growth and development.

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Mr. Jacobi continued, “Mike’s leadership over the past 10 years as CEO has been extraordinary. During Mike’s tenure, Ruger’s revenues increased more than four times to $600 million and its market capitalization increased more than six times to $1.3 billion, while at the same time driving shareholder returns eight times that of the S&P 500 Index. Mike has led the transformation of the Company’s product line and operations, positioning us as a leader in the firearms industry.”

Mr. Killoy joined the Company in 2003 as Executive Director of Sales and Marketing. He was named Vice President of Sales and Marketing in 2006 and promoted to President & COO in 2014. During this time he led the marketing and sales effort to record revenues and built a talented management team. Prior to joining the Company, Mr. Killoy’s career included duty in the U. S. Army, and several years at General Electric, Smith & Wesson, and Savage Arms in a variety of sales, marketing, and general management positions. Mr. Killoy graduated from the U.S. Military Academy at West Point in 1981.

“I am deeply honored that the Board has selected me to succeed Mike as Ruger’s next CEO”, said Mr. Killoy. “I believe we have the right strategy, the right management team and a bright future. I will work tirelessly to drive our new product development, improve our competitive posture in the marketplace, and focus all parts of our business on enhancing service to our customers.”

Today, the Company filed its Quarterly Report on Form 10-Q. Tomorrow, August 3, 2016, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the second quarter operating results. Interested parties can access the webcast at www.ruger.com/corporate or by dialing 720-634-2919, participant code 50151643.

The Quarterly Report on Form 10-Q is available on the SEC website at www.sec.gov and the Ruger website at www.ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

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About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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